Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Atlas Pipeline Partners, L.P. for the registration of 2,100,000 units of its common units and to the incorporation by reference therein of our report dated October 31, 2005, with respect to the consolidated financial statements of Enogex Arkansas Pipeline Corporation at December 31, 2004 and 2003, and for each of the two years in the period ended December 31, 2004 included in Atlas Pipeline Partners, L.P.’s Current Report (Form 8-K) dated November 18, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Oklahoma City, Oklahoma

July 10, 2006